January 27, 2021 Landstar System, Inc. Earnings Conference Call Fourth Quarter 2020 Date Published: 01/27/2021 Exhibit 99.2

Forward Looking Statements Disclaimer: The following is a “safe harbor” statement under the Private Securities Litigation Reform Act of 1995. Statements made in this slide presentation that are not based on historical facts are “forward looking statements.” This presentation may make certain statements containing forward-looking statements, such as statements which relate to Landstar’s business objectives, plans, strategies and expectations. Such statements are by nature subject to uncertainties and risks, including but not limited to: the impact of the coronavirus (COVID-19) pandemic and the operational, financial and legal risks detailed in Landstar’s Form 10-K for the 2019 fiscal year, described in the section Risk Factors, and other SEC filings from time to time. These risks and uncertainties could cause actual results or events to differ materially from historical results or those anticipated. Investors should not place undue reliance on such forward-looking statements, and Landstar undertakes no obligation to publicly update or revise any forward-looking statements. Non-GAAP Financial Measures: In this slide presentation, the Company provides the following information that may be deemed a non-GAAP financial measure: (1) operating margin in the 2020 fiscal year period, excluding the impact of the one-time costs to buyout certain incentive commission arrangements with several agents (the “Commission Buyout Costs”) and the one-time costs of pandemic relief incentive payments made to the Company’s agents and BCOs in April and May 2020; and (2) operating margin in the 2020 fourth quarter period, excluding the Commission Buyout Costs. Management believes that it is appropriate to present this financial information for the following reasons: (1) disclosure of these matters will allow investors to better understand the underlying trends in the Company’s financial condition and results of operations; (2) this information will facilitate comparisons by investors of the Company’s results as compared to the results of peer companies; and (3) management considers this financial information in its decision making. Date Published: 01/27/2021

Model Definition Landstar is a worldwide, asset-light provider of integrated transportation management solutions delivering safe, specialized transportation services to a broad range of customers utilizing a network of agents, third party capacity providers and employees. Date Published: 01/27/2021

The Network Landstar Employees Approx. 1,300 Agents Approx. 1,200 Customers 25,000+ Capacity 79,000+ 2020 Results $4.1 billion in revenue 2.0 million loadings 508 million dollar agents 10,991 BCO trucks (2020 year-end) 69,025 Carriers (2020 year-end) 17,000+ Trailers (2020 year-end) Date Published: 01/27/2021

Percentage of Revenue 4Q19 4Q20 Truck Transportation Truckload Van equipment 57% 63% Unsided/platform equipment 32% 27% Less-than-truckload 2% 2% Rail intermodal 3% 3% Ocean and air cargo 3% 3% Transportation Management Services Date Published: 01/27/2021

Percentage change in rate is calculated on a revenue per load basis. Percentage change in volume is calculated on the number of loads hauled. Revenue ($’s in thousands) Date Published: 01/27/2021 Quarter Fiscal Year

Van Equipment Unsided/Platform Equipment Truckload Loadings and Revenue per Load (Excludes LTL) Date Published: 01/27/2021

As a Percentage of Transportation Revenue 4Q19 4Q20 Quarter over Prior Year Quarter Growth Consumer Durables 24.6 28.0 48% Machinery 14.1 10.8 0% Building Products 9.0 8.9 29% AA&E, Hazmat 8.2 8.0 27% Automotive 7.7 8.0 36% Foodstuffs 4.5 4.3 25% Metals 5.7 4.4 3% Substitute Line Haul 4.4 7.4 120% Other 21.8 20.2 21% Transportation Revenue 100.0 100.0 31% Industries Served Date Published: 01/27/2021

14.9% 14.1% Gross profit equals revenue less the cost of purchased transportation and commissions to agents. Gross profit margin equals gross profit divided by revenue. Revenue on transactions with a fixed gross profit margin was 51% and 50% of revenue in the 2019 and 2020 fiscal year periods, respectively, and 51% and 47% of revenue in the 2019 and 2020 fourth quarters, respectively. Includes the impact of approximately $12.6 million related to BCO and agent pandemic relief incentive payments made in April and May 2020. The Company paid both the hauling BCO and agent dispatching the load an extra $50 for each BCO load delivered during these months. Gross Profit (1) and Gross Profit Margin (2) ($’s in thousands) Date Published: 01/27/2021 Quarter Fiscal Year (4) 15.1% 14.5%

Operating margin equals operating income divided by gross profit. Excluding the impact of the $15.5 million one-time cost related to buyouts of certain agent incentive commission arrangements and the $12.6 million of pandemic relief incentive payments from the 2020 fiscal year period, operating margin was 45.9% in the 2020 fiscal year period. Excluding the impact of the $15.5 million one-time cost related to buyouts of certain incentive commission arrangements from the 2020 fourth quarter, operating margin was 54.8% in the 2020 fourth quarter. Operating Income and Operating Margin (1) ($’s in thousands) Date Published: 01/27/2021 Quarter Fiscal Year 44.7% 46.3% 48.6% 10 42.2%

Date Published: 01/27/2021 Truck Capacity Data (All information is provided as of the end of the period)

Net cash is defined as cash and cash equivalents plus short term investments less outstanding debt. Capital expenditures includes cash capital expenditures of $30.6 million and approximately $2.8 million for the acquisition of a business during the 2020 year-to-date period. Date Published: 01/27/2021 Key Balance Sheet and Cash Flow Statistics ($’s in thousands)

Free Cash Flow (1) , Stock Purchases and Dividends Date Published: 01/27/2021 (In Thousands) (1) Free cash flow is defined as cash flow from operations less capital expenditures, each set forth on the prior slide.

Date Published: 01/27/2021